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                     July 11, 2023

       Bhargav Marepally
       Chief Executive Officer
       StoneBridge Acquisition Corp.
       One World Trade Center
       Suite 8500
       New York, NY 10007

                                                        Re: StoneBridge
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 28, 2023
                                                            File No. 001-40613

       Dear Bhargav Marepally:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Michael J. Blankenship